UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No.     )*

Novacea, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

66987B103

(CUSIP Number)

December 31, 2008

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 66987B103

1.	Names of Reporting Persons. Versant Affiliates Fund II-A, L.P.

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 13,713 shares of Common Stock (2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 13,713 shares of Common Stock (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,713 shares of Common Stock (2)

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 0.05% (3)

12.	Type of Reporting Person* PN

(1)  This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)  VV II serves as the sole general partner of VAF II-A and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL  are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A; however, they disclaim beneficial ownership of the shares held by VAF II-A except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2008.

(3)  This percentage is calculated based upon 25,914,698 shares of Common Stock outstanding as of  November 7, 2008, as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 10, 2008.

CUSIP No. 66987B103

1.	Names of Reporting Persons. Versant Side Fund II, L.P.

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 16,211 shares of Common Stock (2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 16,211 shares of Common Stock (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 16,211 shares of Common Stock (2)

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 0.06% (3)

12.	Type of Reporting Person* PN

(1)  This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)  VV II serves as the sole general partner of VSF II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL  are directors and/or members of VV II and share voting and dispositive power over the shares held by VSF II; however, they disclaim beneficial ownership of the shares held by VSF II except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2008.

(3)  This percentage is calculated based upon 25,914,698 shares of Common Stock outstanding as of  November 7, 2008, as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 10, 2008.

CUSIP No. 66987B103

1.	Names of Reporting Persons. Versant Venture Capital II, L.P.

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,044,744 shares of Common Stock (2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,044,744 shares of Common Stock (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,044,744 shares of Common Stock (2)

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 8.01% (3)

12.	Type of Reporting Person* PN

(1)  This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)  VV II serves as the sole general partner of VVC II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL  are directors and/or members of VV II and share voting and dispositive power over the shares held by VVC II; however, they disclaim beneficial ownership of the shares held by VVC II except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2008.

(3)  This percentage is calculated based upon 25,914,698 shares of Common Stock outstanding as of  November 7, 2008, as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 10, 2008.

CUSIP No. 66987B103

1.	Names of Reporting Persons. Versant Ventures II, LLC

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,162,881 shares of Common Stock (2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,162,881 shares of Common Stock (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,162,881 shares of Common Stock (2)

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 8.35% (3)

12.	Type of Reporting Person* OO

(1)  This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)  Includes (i) 13,713 shares held by VAF II-A; (ii) 16,211 shares held by VSF II; (iii) 2,044,744 shares held by VVC II; and (iv) options to acquire 88,213 shares of Common Stock held directly by CDS for the benefit of VV II.  VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL  are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2008.

(3)  This percentage is calculated based upon 25,914,698 shares of Common Stock outstanding as of  November 7, 2008, as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 10, 2008.

CUSIP No. 66987B103

1.	Names of Reporting Persons. Brian G. Atwood

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,162,881 shares of Common Stock (2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,162,881 shares of Common Stock (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,162,881 shares of Common Stock (2)

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 8.35% (3)

12.	Type of Reporting Person* IN

(1)  This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)  Includes (i) 13,713 shares held by VAF II-A; (ii) 16,211 shares held by VSF II; (iii) 2,044,744 shares held by VVC II; and (iv) options to acquire 88,213 shares of Common Stock held directly by CDS for the benefit of VV II.  VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL  are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2008.

(3)  This percentage is calculated based upon 25,914,698 shares of Common Stock outstanding as of  November 7, 2008, as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 10, 2008.

CUSIP No. 66987B103

1.	Names of Reporting Persons. Samuel D. Colella

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,162,881 shares of Common Stock (2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,162,881 shares of Common Stock (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,162,881 shares of Common Stock (2)

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 8.35% (3)

12.	Type of Reporting Person* IN

(1)   This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes (i) 13,713 shares held by VAF II-A; (ii) 16,211 shares held by VSF II; (iii) 2,044,744 shares held by VVC II; and (iv) options to acquire 88,213 shares of Common Stock held directly by CDS for the benefit of VV II.  VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL  are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2008.

(3)   This percentage is calculated based upon 25,914,698 shares of Common Stock outstanding as of  November 7, 2008, as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 10, 2008.

CUSIP No. 66987B103

1.	Names of Reporting Persons Ross A. Jaffe

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,162,881 shares of Common Stock (2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,162,881 shares of Common Stock (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,162,881 shares of Common Stock (2)

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 8.35% (3)

12.	Type of Reporting Person* IN

(1)        This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes (i) 13,713 shares held by VAF II-A; (ii) 16,211 shares held by VSF II; (iii) 2,044,744 shares held by VVC II; and (iv) options to acquire 88,213 shares of Common Stock held directly by CDS for the benefit of VV II.  VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL  are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2008.

(3)        This percentage is calculated based upon 25,914,698 shares of Common Stock outstanding as of  November 7, 2008, as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 10, 2008.

CUSIP No. 66987B103

1.	Names of Reporting Persons William J. Link

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,162,881 shares of Common Stock (2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,162,881 shares of Common Stock (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,162,881 shares of Common Stock (2)

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 8.35% (3)

12.	Type of Reporting Person* IN

(1)        This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes (i) 13,713 shares held by VAF II-A; (ii) 16,211 shares held by VSF II; (iii) 2,044,744 shares held by VVC II; and (iv) options to acquire 88,213 shares of Common Stock held directly by CDS for the benefit of VV II.  VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL  are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2008.

(3)        This percentage is calculated based upon 25,914,698 shares of Common Stock outstanding as of  November 7, 2008, as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 10, 2008.

CUSIP No. 66987B103

1.	Names of Reporting Persons Donald B. Milder

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,162,881 shares of Common Stock (2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,162,881 shares of Common Stock (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,162,881 shares of Common Stock (2)

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 8.35% (3)

12.	Type of Reporting Person* IN

(1)        This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes (i) 13,713 shares held by VAF II-A; (ii) 16,211 shares held by VSF II; (iii) 2,044,744 shares held by VVC II; and (iv) options to acquire 88,213 shares of Common Stock held directly by CDS for the benefit of VV II.  VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL  are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2008.

(3)        This percentage is calculated based upon 25,914,698 shares of Common Stock outstanding as of  November 7, 2008, as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 10, 2008.

CUSIP No. 66987B103

1.	Names of Reporting Persons Rebecca B. Robertson

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,162,881 shares of Common Stock (2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,162,881 shares of Common Stock (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,162,881 shares of Common Stock (2)

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 8.35% (3)

12.	Type of Reporting Person* IN

(1)        This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes (i) 13,713 shares held by VAF II-A; (ii) 16,211 shares held by VSF II; (iii) 2,044,744 shares held by VVC II; and (iv) options to acquire 88,213 shares of Common Stock held directly by CDS for the benefit of VV II.  VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL  are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2008.

(3)        This percentage is calculated based upon 25,914,698 shares of Common Stock outstanding as of  November 7, 2008, as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 10, 2008.

CUSIP No. 66987B103

1.	Names of Reporting Persons Camille D. Samuels

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,162,881 shares of Common Stock (2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,162,881 shares of Common Stock (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,162,881 shares of Common Stock (2)

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 8.35% (3)

12.	Type of Reporting Person* IN

(1)        This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes (i) 13,713 shares held by VAF II-A; (ii) 16,211 shares held by VSF II; (iii) 2,044,744 shares held by VVC II; and (iv) options to acquire 88,213 shares of Common Stock held directly by CDS for the benefit of VV II.  VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL  are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2008.

(3)        This percentage is calculated based upon 25,914,698 shares of Common Stock outstanding as of  November 7, 2008, as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 10, 2008.

CUSIP No. 66987B103

1.	Names of Reporting Persons Bradley J. Bolzon

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,162,881 shares of Common Stock (2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,162,881 shares of Common Stock (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,162,881 shares of Common Stock (2)

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 8.35% (3)

12.	Type of Reporting Person* IN

(1)        This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes (i) 13,713 shares held by VAF II-A; (ii) 16,211 shares held by VSF II; (iii) 2,044,744 shares held by VVC II; and (iv) options to acquire 88,213 shares of Common Stock held directly by CDS for the benefit of VV II.  VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL  are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2008.

(3)        This percentage is calculated based upon 25,914,698 shares of Common Stock outstanding as of  November 7, 2008, as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 10, 2008.

CUSIP No. 66987B103

1.	Names of Reporting Persons Charles M. Warden

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,162,881 shares of Common Stock (2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,162,881 shares of Common Stock (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,162,881 shares of Common Stock (2)

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 8.35% (3)

12.	Type of Reporting Person* IN

(1)         This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes (i) 13,713 shares held by VAF II-A; (ii) 16,211 shares held by VSF II; (iii) 2,044,744 shares held by VVC II; and (iv) options to acquire 88,213 shares of Common Stock held directly by CDS for the benefit of VV II.  VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL  are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2008.

(3)         This percentage is calculated based upon 25,914,698 shares of Common Stock outstanding as of  November 7, 2008, as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 10, 2008.

CUSIP No. 66987B103

1.	Names of Reporting Persons Barbara N. Lubash

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,162,881 shares of Common Stock (2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,162,881 shares of Common Stock (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,162,881 shares of Common Stock (2)

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 8.35% (3)

12.	Type of Reporting Person* IN

(1)         This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Camille D. Samuels (“CDS”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes (i) 13,713 shares held by VAF II-A; (ii) 16,211 shares held by VSF II; (iii) 2,044,744 shares held by VVC II; and (iv) options to acquire 88,213 shares of Common Stock held directly by CDS for the benefit of VV II.  VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL  are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2008.

(3)         This percentage is calculated based upon 25,914,698 shares of Common Stock outstanding as of  November 7, 2008, as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 10, 2008.

Introductory Note: This Statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of shares of Common Stock, par value $0.001 per share (“Common Stock”), of Novacea, Inc. (the “Issuer”).

Item 1.
(a)	Name of Issuer Novacea, Inc.
(b)	Address of Issuer’s Principal Executive Offices 400 Oyster Point Blvd, Suite 200 South San Francisco, California

Item 2.
(a)

Name of Person Filing

Versant Affiliates Fund II-A, L.P. (“VAF II-A”)

Versant Side Fund II, L.P.  (“VSF II”)

Versant Venture Capital II, L.P.  (“VVC II”)

Versant Ventures II, LLC (“VV II”)

Brian G. Atwood (“BGA”)

Samuel D. Colella (“SDC”)

Ross A. Jaffe (“RAJ”)

William J. Link (“WJL”)

Donald B. Milder (“DBM”)

Rebecca B. Robertson (“RBR”)

Camille D. Samuels (“CDS”)

Bradley J. Bolzon (“BJB”)

Charles M. Warden (“CMW”)

Barbara N. Lubash (“BNL”)

(b)	Address of Principal Business Office c/o Versant Ventures 3000 Sand Hill Road Building 4, Suite 210 Menlo Park, California 94025
(c)	Citizenship

Entities:	VAF II-A	-	Delaware, United States of America
	VSF II	-	Delaware, United States of America
	VVC II	-	Delaware, United States of America
	VV II	-	Delaware, United States of America

Individuals:	BGA	-	United States of America
	SDC	-	United States of America
	RAJ	-	United States of America
	WJL	-	United States of America
	DBM	-	United States of America
	RBR	-	United States of America
	CDS	-	United States of America
	BJB	-	United States of America
	CMW	-	United States of America
	BNL	-	United States of America

(d)	Title of Class of Securities Common Stock
(e)	CUSIP Number 66987B103

Item 3.	Not applicable.

Item 4.	Ownership.
The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2008:

Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (2)
VAF II-A	13,713	0	13,713	0	13,713	13,713	0.05%
VSF II	16,211	0	16,211	0	16,211	16,211	0.06%
VVC II	2,044,744	0	2,044,744	0	2,044,744	2,044,744	8.01%
VV II	0	0	2,162,881	0	2,162,881	2,162,881	8.35%
BGA	0	0	2,162,881	0	2,162,881	2,162,881	8.35%
SDC	0	0	2,162,881	0	2,162,881	2,162,881	8.35%
RAJ	0	0	2,162,881	0	2,162,881	2,162,881	8.35%
WJL	0	0	2,162,881	0	2,162,881	2,162,881	8.35%
DBM	0	0	2,162,881	0	2,162,881	2,162,881	8.35%
RBR	0	0	2,162,881	0	2,162,881	2,162,881	8.35%
CDS	88,213	0	2,162,881	0	2,162,881	2,162,881	8.35%
BJB	0	0	2,162,881	0	2,162,881	2,162,881	8.35%
CMW	0	0	2,162,881	0	2,162,881	2,162,881	8.35%
BNL	0	0	2,162,881	0	2,162,881	2,162,881	8.35%

(1)   VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.  BGA, SDC, RAJ, WJL, DBM, RBR, CDS, BJB, CMW and BNL are directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein.

(2)   This percentage is calculated based upon 25,914,698 shares of Common Stock outstanding as of November 7, 2008, as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 10, 2008.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following:      ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable.

Item 8.	Identification and Classification of Members of the Group
Not applicable.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification
Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2009

Versant Affiliates Fund II-A, L.P.

By:	Versant Ventures II, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Side Fund II, L.P.

By:	Versant Ventures II, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Venture Capital II, L.P.

By:	Versant Ventures II, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Ventures II, LLC

By:	/s/ Robin L. Praeger
Authorized Signer

/s/ Robin L. Praeger as attorney in fact
Brian G. Atwood

/s/ Robin L. Praeger as attorney in fact
Samuel D. Colella

/s/ Robin L. Praeger as attorney in fact
Ross A. Jaffe

/s/ Robin L. Praeger as attorney in fact
William J. Link

/s/ Robin L. Praeger as attorney in fact
Donald B. Milder

/s/ Robin L. Praeger as attorney in fact
Rebecca B. Robertson

/s/ Robin L. Praeger as attorney in fact
Camille D. Samuels

/s/ Robin L. Praeger as attorney in fact
Bradley J. Bolzon

/s/ Robin L. Praeger as attorney in fact
Charles M. Warden

/s/ Robin L. Praeger as attorney in fact
Barbara N. Lubash

Exhibit(s):

A - Joint Filing Statement

EXHIBIT A

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of Novacea, Inc. is filed on behalf of each of us.

Dated: February 12, 2009

Versant Affiliates Fund II-A, L.P.

By:	Versant Ventures II, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Side Fund II, L.P.

By:	Versant Ventures II, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Venture Capital II, L.P.

By:	Versant Ventures II, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Ventures II, LLC

By:	/s/ Robin L. Praeger
Authorized Signer

/s/ Robin L. Praeger as attorney in fact
Brian G. Atwood

/s/ Robin L. Praeger as attorney in fact
Samuel D. Colella

/s/ Robin L. Praeger as attorney in fact
Ross A. Jaffe

/s/ Robin L. Praeger as attorney in fact
William J. Link

/s/ Robin L. Praeger as attorney in fact
Donald B. Milder

/s/ Robin L. Praeger as attorney in fact
Rebecca B. Robertson

/s/ Robin L. Praeger as attorney in fact
Camille D. Samuels

/s/ Robin L. Praeger as attorney in fact
Bradley J. Bolzon

/s/ Robin L. Praeger as attorney in fact
Charles M. Warden

/s/ Robin L. Praeger as attorney in fact
Barbara N. Lubash